As filed with the Securities and Exchange Commission on July 17, 2002
                                                      Registration No. 333-_____
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------

                             RATEXCHANGE CORPORATION
               (Exact name of registrant as specified in charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                   11-2936371
                      (I.R.S. Employee Identification No.)

                              --------------------

                                 100 Pine Street
                                    Suite 500
                      San Francisco, California 94111-5101
                                 (415) 274-5650
               (Address and telephone number of executive offices
                        and principal place of business)

                  D. Jonathan Merriman, Chief Executive Officer
                            RateXchange Corporation.
                                 100 Pine Street
                                    Suite 500
                      San Francisco, California 94111-5101
                                 (415) 274-5650
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:

                               Barry Feiner, Esq.
                                170 Falcon Court
                            Manhasset, New York 11030
                                 (516) 484-6890

         Approximate date of proposed sale to the public: From time to time or at one time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================


                                                        CALCULATION OF REGISTRATION FEE

========================================  =====================  =====================  ======================  ====================
                                                                     Proposed              Proposed
                                                                     Maximum               Maximum                  Amount of
Title of Each Class of                       Amount to be            Offering Price        Aggregate Offering       Registration
Securities to be Registered (1)              Registered (2)          Per Unit (3)          Price (3)                Fee
========================================  =====================  =====================  ======================  ====================
         Common Stock                           2,593,510              $ 0.29              $    752,118          $    69.19
========================================  =====================  =====================  ======================  ====================

         Common Stock (4)                       8,581,085              $ 0.37              $  3,175,001          $   292.10
========================================  =====================  =====================  ======================  ====================

         Common Stock (5)                         875,000              $ 0.37              $    323,750          $    29.79
========================================  =====================  =====================  ======================  ====================

         Common Stock (6)                         609,756              $ 0.41              $    250,000          $    23.00
========================================  =====================  =====================  ======================  ====================

         Common Stock (7)                         187,500              $ 0.41              $     76,875          $     7.07
========================================  =====================  =====================  ======================  ====================

         Common Stock (8)                         806,366              $ 0.29              $    233,846          $    21.51
========================================  =====================  =====================  ======================  ====================

         Common Stock (9)                         300,000              $ 4.47              $  1,341,000          $   123.34
========================================  =====================  =====================  ======================  ====================

         Common Stock (10)                        500,000              $ 4.70              $  2,350,000          $   216.20
========================================  =====================  =====================  ======================  ====================



         Common Stock (11)                        500,000              $ 4.92              $  2,460,000          $   226.32
========================================  =====================  =====================  ======================  ====================

         Common Stock (12)                        500,000              $ 5.14              $  2,570,000          $   236.44
========================================  =====================  =====================  ======================  ====================

         Common Stock (13)                        500,000              $ 5.37              $  2,685,000          $   247.02
========================================  =====================  =====================  ======================  ====================

         Common Stock (14)                        878,378              $ 0.44              $    390,000          $    35.88
========================================  =====================  =====================  ======================  ====================

         TOTAL                                 16,831,595                                  $ 16,607,589          $ 1,527.88
========================================  =====================  =====================  ======================  ====================

(1)      This   Registration   Statement   covers   offers,   sales   and  other
         distributions of the securities listed in this table from time to time at prices to be determined.

(2) Pursuant to Rule 416 of the Securities Act of 1933, there are also being registered an indeterminate number of additional shares of common stock as may become issuable upon conversion of notes and preferred stock and exercise of warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) of the Securities Act as follows: (i) with respect to shares of common stock currently held by selling stockholders and to be sold by them, by multiplying the number of such shares by $0.31, the average of the high and low prices of the shares of common stock of the Registrant reported on the American Stock Exchange on June 25, 2002; (ii) with respect to the shares of common stock to be sold by selling stockholders which are issuable upon conversion of notes, by multiplying such number of shares by the conversion rates of the notes, which are higher than the $0.31 market price; (iii) with respect to the shares of common stock to be sold by selling stockholders which are issuable upon exercise of warrants, by multiplying such number of shares by the exercise prices of the warrants, which are higher than the $0.31 market price; and (iv) with respect to the shares of common stock to be sold by selling stockholders which are issuable upon conversion of preferred stock, by multiplying such number of shares by the $0.31 market price because the preferred stock is convertible at the rate of one share of common stock for each share of preferred stock.

(4) Represents common stock issuable upon conversion of notes held by selling stockholders in the principal amount of $3,175,000 at the rate of $0.37 per share.

(5) Represents common stock issuable upon exercise of warrants held by selling stockholders at an exercise price of $0.37 per share.

(6) Represents common stock issuable upon conversion of a note held by a selling stockholder in the principal amount of $250,000 at the rate of $0.41 per share.

(7) Represents common stock issuable upon exercise of warrants held by a selling stockholder at an exercise price of $0.41 per share.

(8) Represents common stock issuable upon conversion of preferred stock held by selling stockholders at the rate one share of common stock for each share of preferred stock.

(9) Represents common stock issuable upon exercise of warrants held by a selling stockholder at an exercise price of $4.47 per share.

(10) Represents common stock issuable upon exercise of warrants held by a selling stockholder at an exercise price of $4.70 per share.

(11) Represents common stock issuable upon exercise of warrants held by selling stockholders at an exercise price of $4.92 per share.

(12) Represents common stock issuable upon exercise of warrants held by a selling stockholder at an exercise price of $5.14 per share.

(13) Represents common stock issuable upon exercise of warrants held by a selling stockholder at an exercise price of $5.37 per share.

(14) Represents common stock issuable upon exercise of placement agent warrants held by selling stockholders at an exercise price of $0.44 per share.

         The Registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on a date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

 [Prospectus Cover Page Legend]

         THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY APPLICABLE STATE SECURITIES COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE
SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion Dated July ??, 2002


                             RATEXCHANGE CORPORATION

                      Common stock by selling stockholders

                        --------------------------------

                  The selling stockholders or their successors may sell, from time to time, in one or more offerings:

         o    2,593,510 shares of common stock currently held by them
         o 14,238,085 shares of common stock issuable upon conversion of notes and preferred stock and exercise of warrants currently held by them.

         We will not receive proceeds from the sale of shares by our stockholders or the resale of our stockholders' shares that are issued when our notes and our preferred stock are converted and our warrants are exercised; however, we will receive proceeds from the exercise of our warrants, if and when they are exercised.

                        --------------------------------

         Please see the risk factors beginning on page 4 to read about certain factors you should consider before buying shares of our common stock.

                        --------------------------------

         Our common stock is listed on the American Stock Exchange under the symbol RTX. The reported last sale price on the American Stock Exchange on July 8, 2002 was $0.29.


         Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


            The date of this prospectus is ___________________, 2002

                               INSIDE FRONT COVER



                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements. All statements regarding

         o future events,
         o our financial performance and operating results,
         o our business strategy, and
         o our financing plans

         are forward-looking statements. In some cases you can identify forward-looking statements by terminology, such as "may," "will," "would," "should," "could," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements. In evaluating these statements, you should specifically consider various factors, including the risks described in the "Risk Factors" section and elsewhere in this prospectus. These factors may cause our actual results to differ materially from any forward-looking statements.

                               Prospectus Summary

         Because this is a summary, it may not contain all information that may be important to you. You should read this entire prospectus, including the information incorporated by reference and the financial data and related notes, before making an investment decision. When used in this prospectus, the terms "we," "our" and "us" refer to RateXchange and not to the selling stockholders.

                                   RATEXCHANGE

         We are a brokerage services firm that combines our expertise in bandwidth and other emerging commodity markets with securities brokerage and investment banking activities. Our RTX Securities Corporation subsidiary is a NASD licensed, fully disclosed broker-dealer offering sales and trading services to institutions and private clients, as well as advisory and investment banking services to our corporate clients.

         We expect to generate revenues from brokerage and investment banking activities through RTX Securities and, to a lesser extent, from consulting and information services through our emerging commodities division. We receive revenue from our investment banking and brokerage services in the form of

         o commissions,
         o transaction fees,
         o capital markets services fees, and
         o merger and acquisition advisory fees.

We believe that our consulting and information services may, in the future, generate revenues in the form of

         o subscription fees,
         o transaction fees,
         o professional services fees, and
         o management fees.


         The mailing address of our principal executive offices is 100 Pine Street, Suite 500, San Francisco, California 94111-5101. Our telephone number is
(415) 274-5650 and our web site address is www.ratexchage.com. Information contained on our web site is not part of this prospectus.

Recent Developments

         We held our annual stockholder meeting on May 30, 2002. At the meeting, the members of our board of directors were reelected and the stockholders approved

         o our 2002 Employee Stock Purchase Plan and

         o our change of auditors from Arthur Andersen, LLP to Ernst & Young, LLP

                                  Risk Factors

         This offering involves a high degree of risk. Each prospective investor should carefully consider the risks described below and other information in this prospectus before making an investment decision.

It is difficult to evaluate our business and prospects because we have a limited operating history in a new and rapidly changing industry.

         In December 2001 we acquired a securities broker-dealer firm and created a wholly-owned subsidiary, RTX Securities Corporation, that began actively engaging in providing securities brokerage and investment banking services in February 2002. Accordingly, we have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. We cannot assure you that we will be successful in addressing these risks and our failure to do so could have a material adverse effect on our business and results of operations.

         Our ability to attain a positive cash flow and become profitable depends on our ability to generate and maintain greater revenues while incurring reasonable expenses. This, in turn, depends, among other things, on the development of our securities brokerage and investment banking business, as well as our ability to:

         o establish, maintain and increase our client base;
         o manage the quality of services delivered by us supporting our securities brokerage and investment banking business;
         o compete effectively with existing and potential competitors;
         o further develop our business model;
         o manage expanding operations; and
         o attract and retain qualified personnel.

         If we do achieve a positive cash flow and profitability, we cannot be certain that we will be able to sustain or increase them on a quarterly or annual basis in the future. Our inability to achieve or maintain profitability or positive cash flow could result in disappointing financial results, impede implementation of our growth strategy or cause the market price of our common stock to decrease. Accordingly, we cannot assure you that we will be able to generate the cash flow and profits necessary to sustain our business expectations, which makes our ability to implement successfully our business plan uncertain.

         Because we are a developing company, the factors upon which we are able to base our estimates as to the gross revenues and the number of participating clients that will be required for us to attain a positive cash flow and any additional financing that may be needed for this purpose, are unpredictable. In addition, the emerging commodities part of our business is in an industry that is new and rapidly changing. For these and other reasons, we cannot assure you that we will not require higher gross revenues, and an increased number of

         o clients,
         o securities brokerage and investment banking transactions,
         o emerging commodity transactions and/or

more time in order for us to complete the development of our business that we believe we need to be able to cover our operating expenses, or obtain the funds necessary to finance this development. It is more likely than not that our estimates will prove to be inaccurate because actual events more often than not differ from anticipated events. Furthermore, in the event that financing is needed in addition to the amount that we estimate either may be or is required for this development, we cannot assure you that such financing will be available on acceptable terms, if at all. Accordingly, we can neither assure nor represent to you that our business will ever generate a positive cash flow or be profitable.

We have a history of operating losses and negative cash flow and we anticipate losses and negative cash flow to continue for the foreseeable future. Unless we are able to generate profits and positive cash flow we may not be able to continue operations.

We have incurred net losses and generated only nominal revenues from operations since our inception and financed our operations primarily through sales of equity and debt securities. We incurred net losses of $30,072,000, $44,729,000 and $9,299,000 for the years ended December 31, 2001, 2000 and 1999, respectively, and negative cash flow from operations of $11,762,000, $17,161,000 and $3,070,000 in 2001, 2000 and 1999, respectively. We have incurred net losses of $1,616,000 and $7,641,000 for the three months ended March 31, 2002 and March 31, 2001, respectively, and negative cash flow from operations of $877,000 and $5,608,000 for the three months ended March 31, 2002 and March 31, 2001, respectively. At March 31, 2002, our accumulated deficit since inception was $89,429,000. We expect operating losses and negative cash flow to continue for the foreseeable future. We may never achieve a positive cash flow and profitability and even if we do, we may not sustain or increase them on a quarterly or annual basis in the future. If we are unable to achieve and sustain a positive cash flow and profitability, we may be unable to continue our operations.

The markets for securities brokerage and investment banking services are highly competitive. If we are not able to compete successfully against current and future competitors, our business and results of operations will be adversely affected.

         The markets for securities brokerage, investment banking and data aggregation for emerging commodities are highly competitive. Our ability to compete with other companies will depend largely upon our ability to capture market share by obtaining sufficient customers for our securities brokerage and investment banking services and participants for the RateXchange Trading System.

         Increased pressure created by any current or future competitors, or by our competitors collectively, could materially and adversely affect our business and results of operations. Increased competition may result in reduced revenue and loss of market share. Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions that also could materially and adversely affect our business and results of operations. We cannot assure you that we will be able to compete successfully against current and future competitors. In addition, new technologies and the expansion of existing technologies may increase the competitive pressures on us.

We have registered one of our subsidiaries as a securities broker-dealer and, as such, are subject to substantial regulations. If we fail to comply with these regulations, our business will be adversely affected.

         Because we have registered RTX Securities Corporation, our wholly owned subsidiary, with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., or NASD, as a securities broker-dealer, we are subject to extensive regulation under federal and state laws. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets rather than protection of creditors and stockholders of broker-dealers. The Securities and Exchange Commission is the federal agency charged with administration of the federal securities laws. Much of the regulation of broker-dealers, however, has been delegated to self-regulatory organizations, such as the NASD and national securities exchanges. The NASD is our primary self-regulatory organization. These self-regulatory organizations adopt rules, which are subject to Securities and Exchange Commission approval, that govern the industry and conduct periodic examinations of member broker-dealers. Broker-dealers are also subject to regulation by state securities commissions in the states in which they are registered. The regulations to which broker-dealers are subject cover all aspects of the securities business, including net capital requirements, sales methods, trading practices among broker-dealers, capital structure of securities firms, record keeping and the conduct of directors, officers and employees. The Securities and Exchange Commission and the self-regulatory bodies may conduct administrative proceedings, which can result in censure, fine, suspension or expulsion of a broker-dealer, its officers or employees. If we fail to comply with these rules and regulations, our business may be materially and adversely affected.

Our business may suffer if we lose the services of our executive officers, or if we cannot retain existing skilled personnel and recruit additional skilled personnel.

         We depend on the continued services and performance of D. Jonathan Merriman, our Chairman and Chief Executive Officer for our future success. We currently have an employment agreement with Mr. Merriman, which ends on October 8, 2003 but can be terminated by either party on 60 day's notice. The agreement contains provisions that obligate us to make certain payments to Mr. Merriman and substantially reduce vesting periods of options granted to him if we should terminate him without cause or certain events resulting in a change of control of our board were to occur. Pursuant to an amendment to the agreement, which became effective as of September 28, 2001, Mr. Merriman reduced his annual salary from $300,000 to $1.00. Upon the consummation of the sale of the assets of our futures trading subsidiary and the consummation of our recent private financing, Mr. Merriman's annual salary has increased to $150,000.

         In addition to Mr. Merriman, we are currently managed by a small number of key management and operating personnel. We do not maintain "key man" insurance on any employee. Our future success depends, in part, on the continued service of our key executive, management and technical personnel, many of whom have only recently been hired, and our ability to attract highly skilled employees. Our business could be harmed if any key officer or employee were unable or unwilling to continue in his or her current position. From time to time we have experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees. Competition for employees in our industry is intense. If we are unable to retain our key employees or attract, integrate or retain other highly qualified employees in the future, such failure may have a material adverse effect on our business and results of operations.

         We have a number of revenue producers employed by our securities brokerage and investment banking subsidiary. We do not have employment contracts with these employees. The loss of one or more of these employees could adversely affect our business and results of operations.

We may be unable to effectively manage rapid growth that we may experience, which could place a continuous strain on our resources and, accordingly, adversely affect our business.

         We plan to expand our operations. Our growth, if it occurs, will impose significant demands on our management, financial, technical and other resources. We must adapt to changing business conditions and improve existing systems or implement new systems for our financial and management controls, reporting systems and procedures and expand, train and manage a growing employee base in order to manage our future growth. Furthermore, we may acquire technologies or products or enter into strategic alliances, in order to achieve rapid growth. For us to succeed, we must make our existing technology, business and systems work effectively with those of any strategic partners without undue expense, management distraction or other disruptions to our business. We may be required to maintain and expand our relationships with various software vendors, Internet and other online service providers and other third parties necessary to our business in order for us to succeed. We may be unable to implement our business plan if we fail to manage any of the above growth challenges successfully. Our financial results may suffer and we could be materially and adversely affected if that occurs.

We may not be able to protect and enforce our intellectual property rights relating to our RateXchange Trading System, which could result in the loss of these rights, loss of business or increased costs.

         We generally have entered into agreements containing confidentiality and non-disclosure provisions with our employees and consultants who have limited access to and distribution of our software, documentation and other proprietary information. We cannot assure you that the steps we take will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable. Notwithstanding the precautions we have taken, it might be possible for a third party to copy or otherwise obtain and use our software independently. Policing unauthorized use of our technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may afford us little or no effective protection of our intellectual property. Effective trademark, service mark, copyright and trade secret protection may not be available in every country where our services are made available online.

         In the future, we may also need to file lawsuits to enforce our intellectual property rights, protect our trade secrets and determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could materially adversely affect our business and results of operations.

         Third parties may claim that our business activities infringe upon their proprietary rights. From time to time in the ordinary course of business we may be subject to claims of infringement of third parties' trademarks and other intellectual property rights. Such claims could subject us to significant liability and result in invalidation of our proprietary rights. These claims could also be time-consuming and expensive to defend, even if we ultimately are not found liable. In addition, these claims could divert our management's time and attention from the operation of our business.

Our RateXchange Trading System business is dependent on the development and maintenance of the Internet infrastructure.

         Our RateXchange Trading System success will depend, in part, upon the development and maintenance of the Internet infrastructure as a reliable network backbone with the necessary speed, data capacity and security, and timely development of enabling products, such as high-speed modems, for providing reliable Internet access and services. We cannot assure you that the Internet infrastructure will continue to effectively support the demands placed on it as the Internet continues to experience increased numbers of users, greater frequency of use or increased bandwidth requirements of users. Even if the necessary infrastructure or technologies are developed, we may have to expend considerable resources to adapt our offerings accordingly. Furthermore, in the past, the Internet has experienced a variety of outages and other delays. Any future outages or delays could affect our ability to use the Internet as a successful trading medium for our broker-dealer and emerging commodities businesses. Our business, results of operations and financial condition could be materially and adversely affected if any of these events occur.

Our business and operations would suffer in the event of system failures.

         Our success, in particular our ability to successfully facilitate securities brokerage transactions and provide high-quality customer service, largely depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunication failures, break-ins, earthquake and similar events. Despite the implementation of network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders. Any of the foregoing problems could materially adversely affect our business or future results of operations.

We may incur liability for information retrieved from or transmitted over the Internet because our business involves the transmission of information.

         We may be subject to claims relating to information that is posted or made available on our web site, including claims for defamation, obscenity, negligence, or copyright or trademark infringement. We also may be subject to claims based on the nature, publication or distribution of our content or based on errors or false or misleading information provided on our web site. These types of claims have been brought, sometimes successfully, against online services in the past. We could also be sued for the content that is accessible from our web site through links to other Internet sites. Although we have commercial general liability insurance with $1 million coverage per occurrence and $2 million in the aggregate, an umbrella policy with $5 million of coverage and errors and omissions and directors and officers coverage, awards may exceed these amounts. Our insurance may not provide for coverage for certain of these types of claims and, therefore, may not adequately protect us against them. In addition, we could incur significant costs in investigating and defending such claims, even if we ultimately are not found liable. Our business, results of operations and financial condition could be materially and adversely affected if any of these events occur.

Computer viruses may cause our systems to incur delays or interruptions and may increase our expenses or liabilities.

         Computer viruses may cause our systems to incur delays or other service interruptions, which may cause us to incur additional operating expenses to correct problems we may experience. In addition, the inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability. Moreover, if a computer virus affecting our system is publicly disclosed, our reputation could be materially damaged and our visitor traffic may decrease.

Your ability to sell your shares may be restricted because there is a limited trading market for our common stock.

         Although our common stock is currently traded on the American Stock Exchange, a trading market in our stock has been sporadic. Accordingly, you may not be able to sell your shares when you want or at the price you want.

Our common stock price may be volatile, which could adversely affect the value of your shares.

         The market price of our common stock has in the past been, and may in the future continue to be, volatile. A variety of events may cause the market price of our common stock to fluctuate significantly, including:

         o variations in quarterly operating results;
         o our announcements of significant contracts, milestones, acquisitions;
         o our relationships with other companies;
         o our ability to obtain needed capital commitments;
         o additions or departures of key personnel;
         o sales of common stock or termination of stock transfer restrictions;
         o general economic conditions, including conditions in the securities brokerage and investment banking and telecommunications markets;
         o changes in financial estimates by securities analysts; and
         o fluctuations in stock market price and volume.

         The last four factors are beyond our control. Any one of the factors noted herein could have an adverse effect on the value of our common stock.

         In addition, the stock market in recent years has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many companies and that often have been unrelated to the operating performance of such companies. These market fluctuations have adversely impacted the price of our common stock and may do so in the future.

         In the past, following periods of volatility in the market price of a company's securities, securities class action litigation often has been instituted against that company. Such litigation is expensive and diverts management's attention and resources. We cannot assure you that we will not be subject to such litigation.

         Your ability to sell your shares could be significantly adversely affected because our common stock could be delisted from trading on the American Stock Exchange.

       Although our common stock is listed for trading on the American Stock Exchange, it could be delisted because we may be unable to satisfy certain American Stock Exchange listing guidelines including earnings per share, market price and stockholder's equity criteria. We cannot assure you that we will be able to satisfy these guidelines on a continuing basis. Accordingly, although we have received no communication from the American Stock Exchange with respect to this matter, we cannot represent to you that our common stock will continue to be listed. If the listing is not retained and our common stock is thereafter quoted only on the OTC Electronic Bullentin Board, a significantly less liquid market than the American Stock Exchange, a stockholder will find it even more difficult to dispose of, or to obtain accurate quotations as to the price of, the common stock. In addition, depending on several factors including, among others, the future market price of our common stock, these securities could become subject to the so-called "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. These factors could affect the ability or willingness of broker-dealers to sell and/or make a market in our common stock and the ability of purchasers of our common stock to sell their shares in the secondary market. A delisting could also negatively affect our ability to raise additional capital in the future.

Anti-takeover   provisions  of  the  Delaware  General   Corporation  Law  could
discourage a merger or other type of corporate reorganization or a change in control even if it could be favorable to the interests of our stockholders.

         The Delaware General Corporation Law contains provisions that may enable our management to retain control and resist our takeover. These provisions generally prevent us from engaging in a broad range of business combinations with an owner of 15% or more of our outstanding voting stock for a period of three years from the date that such person acquires his or her stock. Accordingly, these provisions could discourage or make more difficult a change in control or a merger or other type of corporate reorganization even if it could be favorable to the interests of our stockholders.

Because our board can issue common stock without stockholder approval, you could experience substantial dilution.

         Our board of directors has the authority to issue up to 300,000,000 shares of common stock and to issue options and warrants to purchase shares of our common stock without stockholder approval. Future issuance of additional shares of our common stock could be at values substantially below the price at which you may purchase our stock and, therefore, could represent further substantial dilution to investors in this offering. In addition, our board could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

Our ability to issue preferred stock may adversely affect your rights as a common stockholder and be used as an anti take-over device.

         Our Articles of Incorporation authorize our board of directors to issue up to 60 million shares of preferred stock without approval from our stockholders. If you purchase our common stock, this means that the board of directors has the right, without your approval as a common stockholder, to fix the relative rights and preferences of the preferred stock. This would affect your rights as a common stockholder regarding, among other things, dividends and liquidation. We could also use the preferred stock to deter or delay a change in control of our company that may be opposed by our management even if the transaction might be favorable to you as a common stockholder.

Our officers and directors exercise significant control over our affairs, which could result in their taking actions of which other stockholders do not approve.

         Our executive officers and directors, current and past, and entities affiliated with them, currently control approximately 25% of our outstanding common stock prior to any conversion of any outstanding notes and/or exercise of options and warrants. These stockholders, if they act together, will be able to exercise substantial influence over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also delay or prevent a change in control of us and might affect the market price of our common stock.

Any exercise of outstanding options and warrants will dilute then-existing stockholders' percentage of ownership of our common stock.

         We have a significant number of outstanding options and warrants. Shares issuable upon the exercise of these options and warrants, at prices ranging currently from approximately $0.25 to $14.40 per share, represent approximately 71% of our total outstanding stock on a fully diluted basis. The exercise of all of the outstanding options and warrants would dilute the then-existing stockholders' percentage ownership of our common stock. Any sales resulting from the exercise of options and warrants in the public market, such as sales by the selling stockholders pursuant to this prospectus, could adversely affect prevailing market prices for our common stock. Moreover, our ability to obtain additional equity capital could be adversely affected since the holders of outstanding options and warrants may exercise them at a time when we would also wish to enter the market to obtain capital on terms more favorable than those provided by such options and warrants. We lack control over the timing of any exercise or the number of shares issued or sold if exercises occur.


Members of our Advisory Board may have conflicting interests and may disclose data and technical knowledge to our competitors.

         Some of our Advisory Board members are employed by other entities, which may include our competitors. Although we require each of our Advisory Board members to sign a non-disclosure and non-competition agreement with respect to the data and information that he or she receives from us, we cannot assure you that members will abide by them. If a member were to reveal this information to outside sources, accidentally or otherwise, our operations could be negatively affected. Since our business depends in large part on our ability to keep our technology confidential, any revelation of this information to a competitor or other source could have an adverse effect on our operations.

                                 Dividend Policy

         We have not paid any cash dividends since our inception and do not anticipate paying cash dividends in the foreseeable future.

                                 Use of Proceeds

         We will not receive any of the proceeds from the sale of common stock by the selling stockholders or the resale by them of the shares of common stock issuable on conversion of the notes and preferred stock or exercise of the warrants except for commissions which selling stockholders may pay for sales effected by them through our broker-dealer subsidiary. We will, however, receive proceeds from the exercise of warrants, which we intend to use for general corporate purposes.

                              Selling Stockholders

The registration statement, of which this prospectus forms a part, relates to the registration for the account of selling stockholders of an aggregate of 16,831,595 shares of common stock. The following table sets forth the names of the selling stockholders, the number of shares of common stock beneficially owned by them as of July 8, 2002, the number of shares of common stock being offered by them, the number of shares of common stock each selling stockholder will beneficially own if the stockholder sells all of the shares being registered and the selling stockholder's percentage ownership of our common stock if all the shares in the offering are sold. The shares being offered hereby are being registered to permit public secondary trading and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares or are the selling stockholders obligated to sell any shares immediately under this prospectus. All information with respect to share ownership has been furnished by the selling stockholders. Because the selling stockholders may sell all or part of their shares, no estimates can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of any offering made hereby.

         The shares being offered for resale by the selling stockholders consist of shares of common stock currently owned by them and common stock issuable upon conversion of the selling stockholders' notes and preferred stock and exercise of their warrants.

         We believe, based on information supplied by the selling stockholders, that except as may otherwise be indicated in the notes to the table below, each of them has sole voting and investment power with respect to the shares of common stock owned by them and issuable on conversion of the notes and preferred stock and exercise of the warrants.

         To our knowledge, none of the selling stockholders has had any position with, held any office of, or had any other material relationship with us except for

         o Robert E. Ford, who is our President and Chief Operating Officer;
         o Gregory S. Curhan, who is our Executive Vice President and Chief Financial Officer;
         o Kenneth R. Werner, trustee of the Kenneth R. Werner Revocable Trust, who is our Senior Vice President, Trading;
         o Sanjay Lillaney,  who was the Chairman and Chief Executive Officer of
           our subsidiary RMG Partners Corporation until its sale in April 2002;
         o Mark Burger,  who was the  President of our  subsidiary  RMG Partners
           Corporation until its sale in April 2002; and
         o Patrick Arbor, Donald H. Sledge, Ronald Spears, John E. McConnaughy, Jr., and Steven W. Town, who are members of our board of directors.

Mr. Town is also the co-chief executive officer of Amerex Bandwidth, Ltd, a selling stockholder and a brokerage services firm that executed bandwidth trades for us pursuant to an agreement under which, among other things, we reimbursed Amerex for expenses approximating $699,000 in 2001. We also issued warrants to Amerex to purchase 2,300,000 shares of our common stock at prices ranging from $4.70 to $5.37 per share and terminate on December 17, 2005. Amerex is a selling stockholder and pursuant to this prospectus is offering the shares issuable upon exercise of these warrants.

         We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission, which generally includes voting or investment power with respect to securities and also includes common stock issuable upon conversion of notes and preferred stock and exercise of warrants and options which are convertible and/or exercisable within 60 days of the date hereof. Percentage calculations are based upon 21,925,983 shares of our common stock outstanding as of July 8, 2002.

                                                                                                        Common         Percent of
                                             Common Stock         Percent of                           Stock Owned    Stock Common
Name of Selling                              Owned Prior       Stock Owned Prior   Common Stock       After Common    Owned after
Stockholder                                  to Offering (1)     to Offering (1)    Offered (1)      Offering (1)(2) Offering (1)(2)
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Amerex Bandwidth, Ltd.                       1,985,000(3)(4)       8.7(3)(4)       1,985,000(3)(4)          -0-(4)        -0-(4)
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Patrick Arbor                                  331,318(3)          1.6(3)            153,818(3)         177,500(3)         *
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Mark Burger                                    322,600             1.5               322,600                 -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Barry W. Blank, Trustee, Barry W
Blank Trust dated 11/13/96                   1,254,899(3)          5.7(3)          1,254,899(3)              -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Richard E. Boerke                              397,878(5)          1.9(5)            397,878(5)              -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Gregory S. Curhan                               45,000               *                40,000              5,000            *
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Courtland Gates                                  5,305(5)            *(5)              5,305(5)              -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Don and Gayle Canada                            73,818(3)            *(3)             73,818(3)              -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
CQG, Inc.                                      369,088(3)          1.8(3)            369,088(3)              -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Dorsey Ventures                                590,541(3)          2.8(3)            590,541(3)              -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Richard Fels and Carla Fels                     73,818(3)            *(3)             73,818(3)              -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------


---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Ford Investors Limited                         295,270(3)          1.4(3)            295,270(3)              -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Rob Ford and Lindsey Ford Joint
Tenants (6)                                    938,818(3)(7)       4.3(3)(7)         103,818(3)         835,000(3)(7)    3.8(3)(7)
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Soledad Garcia                                  28,500               *                28,500                 -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Kenneth S. Hammer                               73,818(3)            *(3)             73,818(3)              -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
HSBC Global Custody Nominee (UK)
Limited                                        885,811(3)          4.2(3)            885,811(3)              -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Larry G. Kirk and Judy G. Kirk
Tenants in Common                              147,635(3)            *(3)            147,635(3)              -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Stephen C. Lehman                              295,270(3)          1.4(3)            295,270(3)              -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Maryon D. Lewis                                295,270(3)          1.4(3)            295,270(3)              -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Sanjay Lillaney                                673,776             3.2               673,776                 -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
John E. McConnaughy, Jr                        935,811(3)          4.3(3)            885,811(3)          50,000(3)          *(3)
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Julian Mann                                    115,000               *               115,000                 -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Timothy Meckel                                   5,305(5)            *(5)              5,305(5)              -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Richard Michaelson                              73,818(3)            *(3)             73,818(3)              -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
MicroCapital LLC (8)                           928,904(3)          4.4(3)            928,904(3)              -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Morgens Waterfall Holdings, LLC              1,476,351(3)          6.6(3)          1,476,351(3)              -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
M.H. Capital Partners, L.P.                    147,635(3)            *(3)            147,635(3)              -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Rob Nixon Trustee for the Rob
Nixon Trust                                     73,818(3)            *(3)             73,818(3)              -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Derrick Parkhill                               315,000(3)          1.5(3)            315,000(3)              -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Jon M. Plexico                                 147,635(3)            *(3)            147,635(3)              -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
PWREF/MCC-China Basin, LLC                      50,000               *                50,000                 -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------


---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------

Ramsey Financial                               397,878(5)          1.9(5)            397,878(5)              -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Earl S. Rivers                                  73,818(3)            *(3)             73,818(3)              -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Malcolm Rogers, Jr. and
Janet L Rogers                                 955,635(3)          4.5(3)            147,635(3)         808,000(3)       3.8
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
SACC Partners, Ltd                             590,541(3)          2.8(3)            590,541(3)              -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Alan Shoup and Kathleen Shoup                  147,635(3)            *(3)            147,635(3)              -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Ronald Spears                                  210,000(3)          1.0(3)             10,000            200,000(3)         *
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Lynn Stiefeling                                 10,000               *                10,000                 -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Theodore H. Swindells                        1,151,604(3)(9)       5.5(3)(9)         147,635(3)       1,003,969(3)       4.6
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Switch & Data Facilities Company, LLC          200,000             1.0               200,000                 -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Tenaire Inc. P/S/Tr Dtd 1/30/69
Thomas Babington Trustee                       147,635(3)            *(3)            147,635(3)              -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Leonard Toboroff                                73,818(3)            *(3)             73,818(3)              -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Steven W. Town                                 231,318(3)(10)      1.1(3)(10)         73,818(3)         157,500(3)         *
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Kenneth R. Werner Revocable Trust              813,200(3)          3.8(3)            400,000            413,200(3)       2.0
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
John V. Winfield                             1,653,432(3)          7.8(3)          1,535,432(3)         118,000            *
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------
Murphy & Durieu                                590,540(3)          2.8(3)            590,540(3)              -0-         -0-
---------------------------------------- --------------------- ----------------- ------------------ ---------------- ---------------

------------------------
 *        Less than 1%


(1) This information is based on information provided to us by the selling stockholders.

(2)      Assumes the sale of all shares offered in this prospectus.


(3) Includes shares of our common stock held by the selling stockholder, as well as, common stock issuable upon conversion of notes and/or exercise of warrants or options that are exercisable or vested within 60 days of the date hereof.

(4)      Excludes shares of our common stock owned by Steven W. Town.

(5) Includes shares of our common stock issuable upon conversion of our Series A Convertible Preferred stock.

(6) 45,000 of these shares are owned in the name of Robert E. Ford and Lindsey P. Ford JTTEN.

(7) 820,000 of these shares are issuable upon exercise of options owned by Mr. Ford.

(8) 411,862 of these shares are owned in the name of MicroCapital Fund, LP and 221,772 of these shares are owned in the name of MicroCapital Fund, Ltd. MicroCapital LLC is the general partner and investment advisor to MicroCapital Fund, LP and MicroCapital Fund, Ltd. Ian P. Ellis is the principal owner of MicroCapital LLC and has sole responsibility for the selection, acquisition and disposition of the portfolio securities by MicroCapital LLC on behalf of its funds.

(9)      150,000 of these shares are held indirectly by Mr. Swindells.

(10)     Excludes shares of our common stock owned by Amerex Bandwidth, Ltd.

                              Plan of Distribution

         The selling stockholders may sell shares of our common stock offered by this prospectus from time to time to purchasers directly by them in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection with such sales.

         Each of the selling stockholders may, from time to time, offer shares of our common stock beneficially owned by him or her through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling stockholder and the purchasers of the shares for whom they may act as agent. Each of the selling stockholders will be responsible for payment of any commissions, concessions and discounts of underwriters, dealers or agents. The aggregate proceeds to the selling stockholders from the sale of the shares of our common stock offered by them will be the purchase price of such shares less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with his or her agents, from time to time to reject, in whole or in part, any proposed purchase of shares to be made directly or through agents. Alternatively, the selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The selling stockholders may also make private sales directly or through a broker or brokers.

         From time to time, the selling stockholders may transfer, pledge, donate or assign shares of our common stock to lenders or others. The number of shares beneficially owned by a selling stockholder who transfers, pledges, donates or assigns shares of our common stock will decrease as and when he or she takes such actions. The plan of distribution for shares sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders under this prospectus and may sell their shares in the same manner as the selling stockholders.

         A selling stockholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the shares of our common stock in the course of hedging the positions they assume with such selling stockholder, including in connection with the distribution of the shares of our common stock by such broker-dealers. In addition, a selling stockholder may, from time to time, sell short the shares of our common stock, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered may be used to cover such short sales. The selling stockholders may also enter into options or other transactions with broker-dealers that involve the delivery of the shares of our common stock to the broker-dealers, who may then resell or otherwise transfer such shares. The selling stockholders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares as loaned or upon a default may sell or otherwise transfer the pledged shares.

         The selling stockholders and any underwriters, dealers or agents that participate in the distribution of the shares of our common stock offered by this prospectus may be deemed to be underwriters within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any provided pursuant to the sale of shares by them might be deemed to be underwriting discounts and commissions under the Securities Act.

         In addition, any securities covered by this prospectus, which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act, may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. We cannot assure you that any selling stockholder will sell any or all of the shares of our common stock described in this prospectus, and any selling stockholder may transfer, devise or gift such securities by other means not described in this prospectus.

         If necessary, we will set forth the specific shares of our common stock to be sold in this prospectus, the names of the selling stockholders, the respective purchase prices and public offering prices, the name of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

         We will pay substantially all of the expenses incurred by the selling stockholders and us incident to the offering and sale of the shares of our common stock pursuant to this prospectus.

         Under the Exchange Act and the regulations thereunder, any person engaged in the distribution of shares of common stock, or securities convertible into common stock, offered by this prospectus may not simultaneously engage in market-making activities with respect to the common stock during the applicable "cooling off" period prior to the commencement of this distribution. In addition, and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M promulgated under the Exchange Act, in connection with transactions in the shares, which provisions may limit the timing of purchases and sales of shares of common stock by the selling stockholders.

         Sales of any shares of common stock by the selling stockholders may depress the price of the common stock.

                            Description of Securities

         The following section does not purport to be complete and is qualified in all respects by reference to the detailed provisions of our certificate of incorporation and by-laws, as amended, copies of which have been filed with the Securities and Exchange Commission.

Capital Stock

         Our authorized capital stock consists of 300 million shares of common stock, $0.0001 par value per share, and 60 million shares of preferred stock, $0.0001 par value per share.

Common Stock

         Under our certificate of incorporation, our board is authorized, subject to limitations prescribed by law and certain rules of the American State Exchange, without further stockholder approval, from time to time to issue up to an aggregate of 300 million shares of common stock. There are 20,875,859 shares issued and outstanding as of the date hereof. Holders of our common stock are entitled to:

         o one vote per share;
         o share in all dividends that our board, in its discretion, declares from legally available funds; and
         o participate pro rata in all assets subject to the prior rights of creditors and holders of any preferred stock, in the event of our liquidation, dissolution or winding up.

         Holders of our common stock have no cumulative voting rights and no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

         We have reserved an aggregate of 16,900,000 shares of our common stock for issuance to directors, officers and other key employees pursuant to four stock option plans and one employee stock purchase plan. We have issued options to purchase 12,871,370 shares of our common stock under these plans of which options to purchase 9,413,167 shares of our common stock are currently exercisable. The exercise prices of these options range from $0.34 per share to $7.00 per share.

         In addition, we have notes and preferred stock that are convertible into an aggregate of 10,345,361 shares and warrants that are exercisable for an aggregate of 7,973,129 shares of our common stock. The selling stockholders who are offering the underlying shares for sale pursuant to this prospectus own the preferred stock and certain of the notes and warrants. We have also issued one convertible promissory note in the principal amount of $5,949,042 that is convertible at the rate of 80% of the average market price of our common stock for the five trading days preceding the date of conversion. This note matures on August 31, 2006.

Preferred Stock

         Our board has the authority, without further stockholder approval, to issue up to 60 million shares of preferred stock in one or more series. Each series may have different rights, preferences and designations and qualifications, limitations and restrictions.

         There are 806,366 shares of non-redeemable Series A Convertible Preferred Stock currently issued and outstanding. The Series A is convertible into common stock on a share for share basis, subject to change pursuant anti dilution provisions. Holders of the Series A are entitled to

         o dividends in kind at the rate of 6% per annum;
         o a liquidation preference equal to $2.75 per share;
         o one vote for each share of common stock into which the Series A is convertible; and
         o elect two directors as long as no less than 500,000 shares of Series A stock is outstanding.

         Our amended certificate of incorporation authorizes our board of directors, without any vote or action by the holders of our common stock, to issue preferred stock from time to time in one or more series. Our board is authorized to determine the number of shares and to fix the

         o powers,
         o designations,
         o preferences, and
         o relative, participating, optional or other special rights of any series of preferred stock. Depending on the terms established by our board, any or all series of preferred stock could have preference over the common stock with respect to dividends and other distributions and upon our liquidation as well as other matters.

Transfer Agent and Registrar

         The transfer agent and registrar for our common stock is OTC Stock Transfer, Inc., Salt Lake City, Utah.

                                  Legal Matters

         Barry Feiner, Esq., Manhasset, New York 11030 has passed upon the legality of the common stock offered in this prospectus for us.

                                     Experts

         The consolidated financial statements of RateXchange Corporation and its subsidiaries as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the reports of Arthur Andersen LLP, independent public accountants, and upon the authority of said firm as experts in accounting and auditing. We have not been able to obtain the written consent of Arthur Andersen LLP as required by Section 7 of the Securities Act after reasonable efforts. Accordingly, investors will not be able to sue Arthur Andersen LLP pursuant to Section 11(a)(4) of the Securities Act and therefore may have their recovery limited as a result of the lack of consent.

              Disclosure of Commission Position on Indemnification
                         for Securities Act Liabilities

         Delaware General Corporation Law Section 145 provides for indemnification of directors and officers in terms sufficiently broad to permit such indemnification, under certain circumstances, for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. In addition, Delaware law provides that a corporation may purchase and maintain insurance on behalf of an officer or director against liability incurred by the officer or director as an officer or director.

         Our Certificate of Incorporation and Amended Bylaws require that we indemnify our directors and officers to the fullest extent allowed under Delaware law. Our Amended Bylaws also provide that we may purchase and maintain insurance on behalf of our officers and directors against any liability asserted against them as officers and directors. Currently, we carry directors and officers liability insurance, which may insure against officer or director liability arising under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, or otherwise, we have been advised that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act and the Securities Exchange Act of 1934 and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than our payment of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

                           Incorporation by Reference

         The Securities and Exchange Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings we may make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is terminated. This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, Registration No. 333-________________.


(a) Annual Report on Form 10-K for our fiscal year ended December 31, 2001 filed March 28, 2002;

(b) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002 filed May 1, 2002;

(c)      Current Report on Form 8-K filed on April 8, 2002;

(d)      amended Current Report on Form 8-KA filed on April 15, 2002; and

(e)      Notice of Annual Meeting and Proxy Statement filed on May 3, 2002.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: RateXchange Corporation, 100 Pine Street, Suite 500, San Francisco, California 94111-5101, telephone number (415) 274-5650.

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                              Available Information

         We have filed a registration statement on Form S-3 under the Securities Act with the Securities and Exchange Commission with respect to the shares offered  hereby.  This  prospectus  is  filed  as a  part  of  the  registration statement.  It  does  not  contain  all  of  the  information  included  in  the registration statement and exhibits and we refer you to such omitted information. Statements made in this registration statement are summaries of the terms of these referenced contracts, agreements or documents and are not necessarily complete. We refer you to each exhibit for a more complete description of the matters involved and these statements shall be deemed qualified in their entirety by this reference.

         In addition, we file annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission.

         You may read and copy our registration statement on Form S-3, the exhibits thereto, any reports, statements and other information we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operations of the public reference room. Our filings with Securities and Exchange Commission are also available on the Securities and Exchange Commission's Internet site, which is http://www.sec.gov. Our common stock is traded on the American Stock Exchange where you can inspect reports and other information about us.

         We intend to furnish our stockholders with annual reports containing financial statements audited by our independent accountants.

===============================================================    =========================================================

           No dealer, salesman or any other person is                              2,593,510 SHARES OFFERED BY
authorized to give any information or to represent anything                           SELLING STOCKHOLDERS,
not contained in this prospectus. You must not rely on any                         9,997.207 SHARES OFFERED BY
unauthorized information or representations. This prospectus                          SELLING STOCKHOLDERS
is an offer to sell these securities and it is not a                                           UPON
solicitation of an offer to buy these securities in any state                          CONVERSION OF NOTES
where the offer or sale is not permitted. The information                                      AND
contained in this Prospectus is current only as of this date.                            PREFERRED STOCK
                                                                                               AND
                                                                                   4,240,878 SHARES OFFERED BY
                                                                                    SELLING STOCKHOLDERS UPON
                                                                                       EXERCISE OF WARRANTS
                        TABLE OF CONTENTS
                                                                                     RATEXCHANGE CORPORATION
                                                          Page
         Summary...........................................
         Risk Factors......................................
         Dividend Policy...................................
         Use of Proceeds...................................
         Selling Stockholders..............................                               _______________
         Plan of Distribution..............................
         Description of Securities.........................                                 PROSPECTUS
         Legal Matters.....................................                               _______________
         Experts...........................................
         Disclosure of Commission                                                       _______, __, 2002
         Position on Indemnification for
         Securities Act Liabilities Incorporation
         by Reference Available Information................

                 --------------------

---------------------------------------------------------------    ---------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         Item 14. Other Expenses of Issuance and Distribution.

             SEC Registration Fee                                 $ 1,527.88
             Printing                                             $ 3,500.00*
             Legal Fees and Expenses                              $30,000.00*
             Listing fees                                         $10,000.00
             Miscellaneous Expenses                               $ 1,000.00*
                                                                  -----------
                      TOTAL                                       $46,034.15*
                                                                  ===========

             *Estimated

                  The Selling Stockholders will not pay any portion of the foregoing expenses.

         Item 15. Indemnification of Directors and Officers.

         Delaware General Corporation Law Section 145 provides for indemnification of directors and officers in terms sufficiently broad to permit such indemnification, under certain circumstances, for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. In addition, Delaware law provides that a corporation may purchase and maintain insurance on behalf of an officer or director against liability incurred by the officer or director as an officer or director.

         Our Certificate of Incorporation and Bylaws require that we indemnify our directors and officers to the fullest extent allowed under Delaware law. Our Bylaws also provide that we may purchase and maintain insurance on behalf of our officers and directors against any liability asserted against them as officers and directors. Currently, we carry directors and officers liability insurance, which may insure against officer or director liability arising under the Securities Act.

         Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Item 16. Exhibits and Financial Statement Schedule

                  (a) Unless noted  otherwise the  following  exhibits are filed herewith:

         Exhibit No.       Description
         -----------       -----------

            3.1 Certificate of Incorporation, as amended (incorporated herein by reference to Exhibit 3.1 to RateXchange's Registration Statement on Form S-1 (Reg. No. 333-37004)).

            3.2 Amended and Restated Bylaws, as amended (incorporated herein by reference to Exhibit 3.1 to RateXchange's Registration Statement on Form S-1 (Reg. No. 333-53316).

            4.1 Form of Convertible Subordinated Note related to Ratexchange private financing, dated November 26, 2001 (incorporated herein by reference to Exhibit 4.1 to RateXchange's Annual Report on Form 10-K for the year ended December 31, 2001 filed on March 28,
                           2002).

            4.2 Form of Class A Redeemable Warrant to Purchase Common Stock of Ratexchange related to Ratexchange Corporation private financing, dated November 26, 2001 (incorporated herein by reference to Exhibit 4.2 to RateXchange's Annual Report on Form 10-K for the year ended December 31, 2001 filed on March 28,
                           2002).

            5.1            Opinion of Barry Feiner, Esq.

            10.1 Agreement and Plan of Merger between RateXchange and Rate Exchange, Inc. dated June 1, 1999 (incorporated herein by reference to Exhibit 10.1 to RateXchange's Form 10-Q for the quarter ended September 30, 1999).

            10.2 Acquisition Agreement between RateXchange and PolarCap, Inc. (incorporated herein by reference to Exhibit 2.01 to RateXchange's Form 8-K/A filed on October 8, 1998).

            10.8+ Employment Agreement between RateXchange I, Inc. and Donald H. Sledge dated September 15, 1999 (incorporated herein by reference to Exhibit 10.8 to RateXchange's Registration Statement on Form S-1 (Reg. No. 333-53316)).

            10.9+          Amendment  No. 1 to Employment Agreement of Donald H.
                           Sledge dated October 5, 2000 (incorporated herein by reference to Exhibit 10.9 to RateXchange's Registration Statement on Form S-1 (Reg. No. 333-53316)).

            10.15+         Employment   Agreement  between  RateXchange  and  D.
                           Jonathan Merriman dated October 5, 2000 (incorporated herein by reference to Exhibit 10.15 to RateXchange's Registration Statement on Form S-1 (Reg. No. 333-53316)).


                                       II

            10.17+         1999  Stock  Option  Plan  (incorporated   herein  by
                           reference to Exhibit 4.1to RateXchange's Registration Statement on Form S-8 (Reg. No.333-43776)).

            10.18+ Form of Non-Qualified, Non-Plan Stock Option Agreement dated February 24, 2000 (incorporated herein by reference to Exhibit 4.2 to RateXchange's Registration Statement on Forms S-8 (Reg. No. 333-43776)).

            10.19+ Schedule of non-plan option grants made under Non-Qualified, Non-Plan Stock Option Agreements to directors and executive officers (incorporated herein by reference to Exhibit 10.19 to RateXchange's Registration Statement on Form S-1 (Reg. No. 333-53316)).

            10.20+ 2000 Stock Option Plan, as amended (incorporated herein by reference to Exhibit 10.20 to RateXchange's Registration Statement on Form S-1 (Reg. No. 333-53316)).

            10.24* Agreement between RateXchange and Amerex Bandwidth, Ltd Dated September 17, 2000, including Warrants (incorporated herein by reference to Exhibit 10.26 to RateXchange's Registration Statement on Form S-1 (Reg. No. 333-53316)).

            10.25 Master Equipment Lease Agreement dated March 16, 2000 (incorporated herein by reference to Exhibit
                           10.6 to RateXchange's Registration Statement on Form S-1 (Reg. No. 333-37004)).

            10.28 Co-location License by and between RateXchange and Switch & Data Facilities Company dated March 1, 2000 (incorporated herein by reference to Exhibit 10.28 to RateXchange's Registration Statement on Form S-1 (Reg. No. 333-53316)).

            10.31 RateXchange Placement Agent Agreement with Murphy & Durieu, dated November 28, 2001, for private financing transaction (incorporated herein by reference to Exhibit 10.31 to RateXchange's Annual Report on Form 10-K for the year ended December 31, 2001 filed on March 28, 2002).

            10.32 Form of Placement Agent Warrant to Murphy & Durieu, dated November 28, 2001 (incorporated herein by reference to Exhibit 10.32 to RateXchange's Annual Report on Form 10-K for the year ended December 31, 2001 filed on March 28, 2002).


                                      III

            10.33 Convertible Promissory Note held by Forsythe/McArthur Associates, Inc., dated September 1, 2001, related to restructure of Master Equipment Lease Agreement that is Exhibit 10.23 to Form 10K for the year ended December 31, 2000 (incorporated herein by reference to Exhibit 10.33 to RateXchange's Annual Report on Form 10-K for the year ended December 31, 2001 filed on March 28, 2002).

            10.34+         Employment  Agreement between Ratexchange and Gregory
                           S. Curhan, dated January 9, 2002 (incorporated herein by reference to Exhibit 10.34 to RateXchange's Annual Report on Form 10-K for the year ended December 31, 2001 filed on March 28, 2002).

            10.35+ Employment Agreement between Ratexchange Corporation and Robert E. Ford, dated January 1, 2002 (incorporated herein by reference to Exhibit 10.35 to RateXchange's Annual Report on Form 10-K for the year ended December 31, 2001 filed on March 28, 2002).

            10.36 Lease Termination and Settlement Agreement by and between Ratexchange and PWREF/MCC-China Basin, LLC, dated February 25, 2001 (incorporated herein by reference to Exhibit 10.36 to RateXchange's Annual Report on Form 10-K for the year ended December 31, 2001 filed on March 28, 2002).

            10.37 Stock Purchase Agreement by and among Ratexchange and Instream Securities, Inc, (formerly known as Spider Securities, Inc.) and Independent Advantage Financial & Insurance Services, Inc., dated December 7, 2001 (incorporated herein by reference to Exhibit 10.37 to RateXchange's Annual Report on Form 10-K for the year ended December 31, 2001 filed on March 28, 2002).

            10.38 Asset Purchase Agreement by and among Xpit Acquisition, LLC, CQG, Inc., Xpit Corporation, Ratexchange and certain Related Parties, dated October 24, 2001 (incorporated herein by reference to Exhibit 10.38 to RateXchange's Annual Report on Form 10-K for the year ended December 31, 2001 filed on March 28, 2002).

            10.39+ RateXchange Corporation 2002 Employee Stock Purchase Plan (incorporated herein by reference to Annex A of the RateXchange Corporation Notice of Annual Meeting and Proxy Statement filed on May 3, 2002)

            21.1 List of Subsidiaries of RateXchange (incorporated herein by reference to Exhibit 21.1 to RateXchange's Annual Report on Form 10-K for the year ended December 31, 2001 filed on March 28, 2002.


                                       IV

            23.3           Consent of Barry  Feiner,  Esq.  (included in Exhibit
                           5.1).

            + Represents management contract or compensatory plan or arrangement.

            * Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text. This Exhibit has been filed separately with the Secretary of the Securities and Exchange Commission without such redaction pursuant to our Application Requesting Confidential Treatment under Rule 406 of the Securities Act which was approved.

                   b.      Financial Schedules

                  All schedules are omitted from this Registration Statement because they are not required or the required information is included in the Consolidated Financial Statements or Notes thereto.

         Item 17. Undertakings.

                  (a)      Rule 415 Offerings.

                  The undersigned issuer hereby undertakes that it will:

                           (1)  File,  during  any  period in which it offers or
sells securities, a post-effective amendment to this Registration Statement to:

                                    (i)  Include  any  prospectus   required  by
                           Section 10(a)(3) of the Securities Act;

                                    (ii) Reflect in the  prospectus any facts or
                           events which, individually or together, represent a fundamental change in the information in the Registration Statement; and notwithstanding the foregoing, if the total dollar value of securities offered would not exceed that which was registered, any increase or decrease in the volume of securities offered and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and


                                       V

                                    (iii)  Include  any  additional  or  changed
                           material information on the plan of distribution.

                           (2) For  determining  liability  under the Securities
Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                           (3) File a  post-effective  amendment  to remove from
registration any of the securities that remain unsold at the end of the offering.

                  (e)      Request for acceleration of effective date.

                           Insofar as  indemnification  for liabilities  arising
under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such court.


                                       VI

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of San Francisco, State of California, on July 12, 2002.

                         RATEXCHANGE CORPORATION


                         By: /s/ D. Jonathan Merriman
                             ----------------------------------------
                              D. Jonathan Merriman
                              Chief Executive Officer

         In accordance with the requirements of the Securities Act, this Registration statement was signed by the following persons in the capacities and on the dates stated.

                                                               July 12, 2002
/s/ D. Jonathan Merriman     Chairman of the Board and
-------------------------    Chief Executive Officer
D. Jonathan Merriman


/s/ Gregory S. Curhan        Executive Vice President and      July 12, 2002
-------------------------    Chief Financial Officer
Gregory S. Curhan


                             Director                          June    , 2002
-------------------------                                          ----
Patrick Arbor


/s/ E. Russell Braziel       Director                          July 10, 2002
------------------------
E. Russell Braziel


                                                               June    , 2002
-----------------------                                            ----
John E. McConnaughy, Jr.     Director


/s/ Donald H. Sledge         Director                          July 2, 2002
-----------------------
Donald H. Sledge


/s/ Ronald E. Spears         Director                          July 11, 2002
-------------------------
Ronald E. Spears


/s/ Steven W. Town           Director                          July 12, 2002
-------------------------
Steven W. Town


                                      VII